                                                                      EXHIBIT 12

                              MEDIAONE GROUP, INC.
                   RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                           SIX MONTHS ENDED                                YEAR ENDED
                                      --------------------------  -------------------------------------------------------------
                                       06/30/99(1)   06/30/98(2)  12/31/98(2)  12/31/97    12/31/96     12/31/95     12/31/94
                                      -------------  -----------  -----------  ---------  -----------  -----------  -----------
Income (loss) from continuing
  operations........................    $     519     $   3,388    $   2,638   $  (1,207)  $    (537)   $     (94)   $      69
Interest expense (net of amounts
  capitalized)......................          199           293          491         678         164           98           61
Interest factor on rentals (1/3)....            2             3            8          14          12           12           17
Equity losses in unconsolidated
  ventures (less than 50% owned)....          141           138          280         690         168           66           --
Guaranteed minority interest
  expense...........................          118            42           85          87          55           14           --
                                            -----    -----------  -----------  ---------       -----        -----        -----
Earnings (loss).....................    $     979     $   3,864    $   3,502   $     262   $    (138)   $      96    $     147
                                            -----    -----------  -----------  ---------       -----        -----        -----
Interest expense....................          203           318    $     510   $     714   $     202    $     131    $      68
Interest factor on rentals (1/3)....            2             3            8          14          12           12           17
Guaranteed minority interest
  expense...........................          118            42           85          87          55           14           --
                                            -----    -----------  -----------  ---------       -----        -----        -----
Fixed charges.......................    $     323     $     363    $     603   $     815   $     269    $     157    $      85
                                            -----    -----------  -----------  ---------       -----        -----        -----
Ratio of earnings to fixed
  charges...........................         3.03         10.64         5.81          --          --           --         1.73
Deficiency..........................           --            --           --   $     553   $     407    $      61           --
                                            -----    -----------  -----------  ---------       -----        -----        -----

------------------------

(1) Earnings for the six months ended June 30, 1999 include a net gain of $960 million from the exchange of AirTouch Communications, Inc. shares for Vodafone AirTouch plc shares, offset by merger costs. Without the net gain, earnings would be insufficient to cover fixed charges by $304 million.

(2) Earnings for the year ended December 31, 1998 and for the six months ended June 30, 1998 include a gain of $3,869 million from the sale of the domestic wireless operations. Without the gain, earnings would be insufficient to cover the fixed charges by $970 million and $368 million, respectively.